UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549

FORM 8-K

CURRENT REPORT PURSUANT
TO SECTION 13 OR 15(d) OF THE
SECURITIES EXCHANGE ACT OF 1934

Date of Report (Date of earliest event reported): February 28, 2005

CONTINENTAL AIRLINES, INC.
(Exact Name of Registrant as Specified in Its Charter)

DELAWARE
(State or Other Jurisdiction of Incorporation)

1-10323	74-2099724
(Commission File Number)	(IRS Employer Identification No.)

1600 Smith Street, Dept. HQSEO, Houston, Texas	77002
(Address of Principal Executive Offices)	(Zip Code)

(713) 324-2950
(Registrant's Telephone Number, Including Area Code)

______________________________________
(Former Name or Former Address, if Changed Since Last Report)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions (see General Instruction A.2. below):
Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)
Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)
Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act
(17 CFR 240.14d-2(b))
Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act
(17 CFR 240.13e-4(c))

Item 3.03. Material Modifications to Rights of Securities Holders.

As discussed below, on February 28, 2005 the Company reached tentative agreements with it major unions. The Company's agreement with the Air Line Pilots Association ("ALPA") includes a provision prohibiting the Company from declaring any cash dividends or purchasing for cash any of the Company's common stock until the Company has made cumulative contributions to the pilots' defined benefit plan of at least $500 million.

The tentative agreement with ALPA is subject to a ratification vote by union membership, which is expected to be completed by the end of March 2005. If the agreement is ratified, the provision described above would become effective as of the date of the ratification. If the agreement is not ratified, the provision will not take effect and will be null and void.

Item 8.01. Other Events.

On February 28, 2005, the Company issued a press release announcing that the Company has reached tentative agreements on new contracts with the unions representing the Company's pilots, flight attendants, mechanics and dispatchers. The press release is furnished herewith as Exhibit 99.1 and is incorporated herein by reference.

On February 28, 2005, the Company also issued a press release announcing its plan to issue stock options to its employees for approximately 10 million shares of Continental's Class B Common Stock. The 10 million shares represent approximately 15% of the currently outstanding common stock of Continental or approximately 13% on a fully distributed basis. The press release is furnished herewith as Exhibit 99.2 and is incorporated herein by reference.

Item 9.01 Financial Statements and Exhibits.
  Exhibits.

Exhibit 99.1 Press Release for Tentative Agreements

Exhibit 99.2 Press Release for Employee Stock Options

SIGNATURE

Pursuant to the requirements of the Securities Exchange Act of 1934, Continental Airlines, Inc. has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.
CONTINENTAL AIRLINES, INC.

February 28, 2005	By /s/ Jennifer Vogel
Jennifer L. Vogel
Senior Vice President, General Counsel and Secretary

EXHIBIT INDEX

99.1	Press Release for Tentative Agreements
99.2	Press Release for Employee Stock Options